Exhibit 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62207) pertaining to the Chelsea Property Group 401(k) Savings Plan of our report dated June 15, 2004 with respect to the financial statements and schedule of the Chelsea Property Group 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

Ernst & Young LLP

New York, New York
July 7, 2004